Exhibit 99.1

CSX Executives’ Deferred Compensation Plan

Originally effective January 1, 2005

As Amended and Restated Effective January 1, 2021

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

1.01.	Account	1
1.02.	Administrator	2
1.03.	Affiliated Company	2
1.04.	Alternative Compensation	2
1.05.	Alternative Compensation Deferral Agreement	2
1.06.	Average Price	2
1.07.	Award	2
1.08.	Award Deferral Agreement	2
1.09.	Benefit Appeals Officer	3
1.10.	Board of Directors or Board	3
1.11.	Cash Account	3
1.12.	Change of Control	3
1.13.	Closing Price	4
1.14.	Code	5
1.15.	Company Stock	5
1.16.	Compensation	5
1.17.	Compensation Committee	5
1.18.	Corporation or CSX	5
1.19.	CSXtra	5
1.20.	Deferral Agreement	5
1.21.	Disability or Disabled	5
1.22.	Discretionary Credits	6
1.23.	Distribution Timing Election	6
1.24.	Dividend Equivalent	6
1.25.	Eligible Executive	6
1.26.	Enhanced 401(k) Credits	6
1.27.	Fiscal Year	7
1.28.	Form of Payment Election	7
1.29.	ICP Award	7
1.30.	Matching Credits	7
1.31.	Member	7
1.32.	Participating Company	7
1.33.	Plan	7
1.34.	Plan Year	7
1.35.	Salary Deferrals	7
1.36.	Salary Deferral Agreement	8
1.37.	Stock Account	8
1.38.	Stock Award	8
1.39.	Trust	8
1.40.	Valuation Date	8

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ARTICLE II MEMBERSHIP		9

2.01.	In General	9
2.02.	Separation from Service; Re-employment	9
2.03.	Change in Status	9

ARTICLE III DEFERRAL AGREEMENTS		10

3.01.	Deferral Agreement	10
3.02.	Modification of Deferral Agreement	10

ARTICLE IV AWARD/ALTERNATIVE COMPENSATION DEFERRAL PROGRAM		10

4.01.	Filing Requirements	10
4.02.	Amount of Deferral	11
4.03.	Credits to Accounts	11
4.04.	Discretionary Credits	12

ARTICLE V SALARY DEFERRAL PROGRAM		12

5.01.	Filing Requirements	12
5.02.	Salary Deferral Agreement	12
5.03.	Amount of Salary Deferrals	13
5.04.	Withdrawals for Unforeseeable Emergencies	13
5.05.	Matching Credits	13
5.06.	Enhanced 401(k) Credits	14

ARTICLE VI STOCK DEFERRAL PROGRAM		14

6.01.	Stock Awards	14
6.02.	Stock Account	14
6.03.	Dividend Equivalents	15

ARTICLE VII MAINTENANCE OF ACCOUNTS		15

7.01.	Creation of Account	15
7.02.	Adjustment of Account	15
7.03.	Investment Performance Elections	16
7.04.	Changing Investment Performance Elections	16
7.05.	Vesting of Account	17

ARTICLE VIII DISTRIBUTION OF BENEFITS		17

8.01.	Commencement of Distribution	17
8.02.	Distribution Timing Election	17
8.03.	Account Adjustment	18
8.04.	Distributions in the Event of Unforeseeable Emergency	19
8.05.	Designation of Beneficiary	19

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8.06.	Special Distribution Rules	20
8.07.	Status of Account Pending Distribution	20
8.08.	Re-deferral Elections	20
8.09.	Change of Control Distributions	21

ARTICLE IX FORM OF PAYMENT		21

9.01.	Form of Distribution	21
9.02.	Form of Payment Election	22
9.03.	Installments and Withdrawals Pro-Rata	23

ARTICLE X CLAIMS PROCEDURES		23

10.01.	Filing Claims	23
10.02.	Notification to Claimant	23
10.03.	Review Procedure	24
10.04.	Decision on Review	24

ARTICLE XI AMENDMENT OR TERMINATION		24

11.01.	Right to Amend or Terminate	24
11.02.	Uniformity of Action	25

ARTICLE XII GENERAL PROVISIONS		25

12.01.	No Funding	25
12.02.	Obligation	26
12.03.	No Contract of Employment	26
12.04.	Taxes	26
12.05.	Nonalienation	26
12.06.	Administration	26
12.07.	Impact of Future Legislation or Regulation	27
12.08.	Construction	28

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INTRODUCTION

The CSX Executives’ Deferred Compensation Plan is originally effective January 1, 2005. The Plan provides certain executives with an opportunity to defer the receipt of a portion of their salary, award(s) under various incentive compensation plans and programs of CSX Corporation and its Affiliated Companies and/or other qualifying compensation that may be offered from time to time.

The Plan is unfunded and is maintained by CSX Corporation and its Affiliated Companies primarily for the purpose of providing deferred compensation to a select group of management or highly-compensated employees. The Plan is intended to be fully compliant with Section 409A of the Internal Revenue Code of 1986, as amended, the final regulations promulgated thereunder, taking into account any and all transition rules and relief promulgated by the Internal Revenue Service or the U.S. Department of the Treasury regarding compliance therewith.

The Plan is amended and restated effective January 1, 2021 to provide for the following: (i) eligibility designations on the first day of every quarter for new Eligible Executives; (ii) distribution upon a separation from service following a Change of Control for deferrals and credits on or after January 1, 2021; (iii) Enhanced 401(k) Credits earned on or after January 1, 2021 to be credited only to Members’ Cash Accounts and distributed in a lump sum upon a separation from service; (iv) amounts credited to Members’ Cash and Stock Accounts which are earned on or after January 1, 2021 to be distributed in a lump sum upon a separation from service, unless a different election is made by the Member; (v) the creation of a grantor trust upon a Change of Control; (vi) specified year lump sum distributions to be valued on June 30 of the year of distribution; and (vii) for deferral elections and credits on and after January 1, 2021, for participants to elect semi-annual installments over a period not to exceed ten (10) years.

ARTICLE I

DEFINITIONS

The following words or terms used herein have the indicated meanings:

1.01.	Account.

“Account” means the bookkeeping account or accounts maintained for each Member to record his or her cash compensation deferrals (through Cash Accounts), stock compensation deferrals (through Stock Accounts), discretionary company contributions or additional company contributions. Except as otherwise determined by the Administrator, a Member may maintain no more than six separate Cash Accounts and six separate Stock Accounts (for a maximum of 12 aggregate Accounts) each with separate Distribution Timing Elections pursuant to Article VIII and/or Form of Payment Elections pursuant to Article IX. Reference to an Account means any such separate Account(s) or collectively all Accounts, as the context requires.

1.02.	Administrator.

“Administrator” means the Vice President – Total Rewards, Medical & People Systems, equivalent position, or designee.

1.03.	Affiliated Company.

“Affiliated Company” means the Corporation and any company or corporation directly or indirectly controlled by the Corporation under Code Section 414(b) or (c).

1.04.	Alternative Compensation.

“Alternative Compensation” means cash or stock compensation awarded to an Eligible Executive that is neither an Award nor salary compensation and that is approved by the Administrator as compensation that may be deferred under the Plan, subject to Section 12.06(e). For example, Alternative Compensation may include (but is not limited to) commissions, retention awards, signing bonus or special bonuses that do not otherwise qualify as Awards that are approved by the Administrator as deferrable under the Plan. Approval by the Administrator to defer Alternative Compensation may be granted on an individual basis and may be granted from year to year, subject to Section 12.06(e).

1.05.	Alternative Compensation Deferral Agreement.

“Alternative Compensation Deferral Agreement” means a Deferral Agreement filed in accordance with the deferral arrangement for Alternative Compensation described in Article IV.

1.06.	Average Price.

“Average Price” means the average of the high and low price for Company Stock as reported on the Nasdaq Stock Market (“NASDAQ”) on the date of the applicable deferral or dividend payment. The application of Average Price to value Company Stock ceased as of December 31, 2007.

1.07.	Award.

“Award” means an amount other than salary awarded to an employee of an Affiliated Company under the various incentive compensation plans and programs of CSX that may be offered from time to time, and which has been designated by the Administrator as eligible for deferral under the Plan, including but not limited to ICP Awards, LTIP performance units, income realized on equity and special incentive awards, other than gains attributable to the exercise of stock options and stock appreciation rights, subject to Section 12.06(e). For the avoidance of doubt, Awards shall include Stock Awards for purposes of this Plan.

1.08.	Award Deferral Agreement.

“Award Deferral Agreement” means a Deferral Agreement filed in accordance with the Award deferral program described in Article IV.

1.09. Benefit Appeals Officer.

“Benefit Appeals Officer” means the Executive Vice President and Chief Administrative Officer, or equivalent position.

1.10.	Board of Directors or Board.

“Board of Directors” or “Board” means the Board of Directors of the Corporation.

1.11.	Cash Account.

“Cash Account” means an Account with respect to Salary Deferrals, Matching Credits, Discretionary Credits, Enhanced 401(k) Credits and Awards or Alternative Compensation made in cash that a Member has elected to defer, as adjusted pursuant to Article VII. Except as otherwise determined by the Administrator, a Member may maintain no more than six separate Cash Accounts each with separate Distribution Timing Elections pursuant to Article VIII and/or Form of Payment Elections pursuant to Article IX. Reference to a Cash Account means any such separate Cash Account(s) or collectively all Cash Accounts, as the context requires.

A Member’s vested Enhanced 401(k) Credits and amounts credited to the Member’s Cash Account which are earned with respect to services rendered on and after January 1, 2021 shall be placed into a separate Cash Account that is different than amounts credited to a Member’s Cash Account which are earned with respect to services rendered before January 1, 2021.

A new and separate Cash Account will be created for amounts credited to a Member’s Cash Account and payable upon the Member’s separation from service which are earned with respect to services rendered on and after January 1, 2021.

1.12.	Change of Control.

“Change of Control” means any of the following:

(a) Stock Acquisition. (i) One or more acquisitions by any individual, entity or group (within the meanings of Treasury Regulations Sections 1.409A-3(i)(5)(v)(B) and (vi)(D)) (a “Person”) of 30% or more of the then outstanding voting securities of the Corporation (the “Outstanding Voting Securities”), during any 12-month period ending on the date of the most recent acquisition by such Person; or (ii) an acquisition that results in ownership by a Person of either (x) shares representing more than 50% of the total fair market value of the Corporation’s then outstanding stock (the “Outstanding Stock”) or (y) shares representing more than 50% of the then Outstanding Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions of shares of the Corporation shall not be taken into account in the determination of whether a Change of Control has occurred: (1) any acquisition directly from the Corporation; (2) any cash acquisition by the Corporation; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation; or (4) any acquisition of additional voting power or stock by a Person which prior to the acquisition had already acquired more shares than necessary to satisfy the applicable 30% or 50% threshold. Notwithstanding the foregoing, an acquisition of its stock by the Corporation in exchange for property which increases the percentage of stock owned by a Person shall be treated as an acquisition for purposes of this subsection (a); or

(b) Board Composition. Individuals who, as of January 1, 2005, constitute the Board (the “Incumbent Board”) cease, within a 12-month period, for any reason (other than death) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose appointment, election, or nomination for election by the Corporation’s shareholders, was endorsed by at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(c) Business Combination. Consummation of a reorganization, merger or consolidation of the Corporation, in each case, that results in either a change in ownership contemplated in subsection (a) of this Section 1.12 or a change in the Incumbent Board contemplated by subsection (b) of Section 1.12; or

(d) Sale or Disposition of Assets. One or more Persons acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Persons) assets from the Corporation that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Corporation (without regard to liabilities of the Corporation or associated with such assets) immediately before such acquisition or acquisitions; provided that such sale or disposition is not to:

(i) a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to the Corporation’s Outstanding Stock;

(ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

(iii) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Corporation; or

(iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (d)(iii) above.

Except as otherwise specifically provided in subsection (d)(i) above, a Person’s status is determined immediately after the transfer.

1.13.	Closing Price.

“Closing Price” means the closing price for Company Stock as reported on the NASDAQ on the date of the applicable deferral or dividend payment.

1.14.	Code.

“Code” means the Internal Revenue Code of 1986, as amended.

1.15.	Company Stock.

“Company Stock” means the common stock of the Corporation.

1.16.	Compensation.

“Compensation” means the “Benefit Compensation” of an Eligible Executive, as defined in CSXtra, determined prior to: (a) any Salary Deferrals under Article V; and (b) any limit on compensation imposed by Section 401(a)(17) of the Code.

1.17.	Compensation Committee.

“Compensation Committee” means the Compensation and Talent Management Committee of the Board of Directors.

1.18.	Corporation or CSX.

“Corporation” or “CSX” means CSX Corporation, a Virginia corporation, and any successor thereto by merger, purchase or otherwise.

1.19.	CSXtra.

“CSXtra” means the CSX Corporation 401(k) Plan, as amended from time to time, or any successor plan thereto.

1.20.	Deferral Agreement.

“Deferral Agreement” means an agreement between an Eligible Executive and a Participating Company of which the Eligible Executive is an employee under which the Eligible Executive elects to defer an Award or Alternative Compensation or make Salary Deferrals under the Plan, as the case may be. Deferral Agreements shall be in printed or electronic form as prescribed by the Administrator and shall include any amendments, attachments or appendices.

1.21.	Disability or Disabled.

“Disability” or “Disabled” means that a Member is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (a) unable to engage in any substantial gainful activity, or (b) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Member’s employer. The Administrator shall determine whether a Member is Disabled in accordance with Code Section 409A provided, however, that a Member shall be deemed to be Disabled if determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board, or if the Member is determined to be disabled under the applicable Affiliated Company’s long term disability plan.

1.22. Discretionary Credits.

“Discretionary Credits” means amounts credited to the Account of a Member, at the Corporation’s sole discretion, pursuant to Section 4.04 and subject to Section 12.06(e). Discretionary Credits are credited at the sole discretion of the Corporation and the fact that a Discretionary Credit is credited in one year shall not obligate the Corporation to make such a Discretionary Credit in subsequent years.

1.23.	Distribution Timing Election.

“Distribution Timing Election” means the election by the Member of the event triggering the commencement of a distribution under Section 8.02.

1.24.	Dividend Equivalent.

“Dividend Equivalent” means an amount credited to a Member’s Stock Account in lieu of a dividend payment with respect to a share of Company Stock.

1.25.	Eligible Executive.

“Eligible Executive” means a common-law employee of a Participating Company paid through U.S. payroll who is a member of a “select group of management or highly compensated employees” of a Participating Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”), as designated from time to time by the Administrator or its delegate as eligible for participation in the Plan in its discretion, subject to Section 12.06(e). For example, the Administrator shall have discretion to (a) require different eligibility standards based on sources of deferrals (e.g., Award/Alternative Compensation deferral program described in Article IV and Salary Deferral program described in Article V), (b) amend any eligibility standards at any time, or (c) apply different eligibility standards based on Participating Company, corporate division or any other grouping as permitted by law.

Notwithstanding the foregoing, individuals may only be designated by the Administrator and become Eligible Executives as of the first day of any calendar quarter in a Plan Year.

1.26.	Enhanced 401(k) Credits.

“Enhanced 401(k) Credits” means amounts credited to the Account of a Member pursuant to Section 5.06.

1.27.	Fiscal Year.

“Fiscal Year” means the Corporation’s taxable year ending on the last day of December.

1.28.	Form of Payment Election.

“Form of Payment Election” means the election by the Member of the form of distribution such Member will receive from his or her Account pursuant to Section 9.02.

1.29.	ICP Award.

“ICP Award” means an award granted under the Participating Companies’ Incentive Compensation Program, including but not limited to the Management Incentive Compensation Plan.

1.30.	Matching Credits.

“Matching Credits” means amounts credited to the Account of a Member pursuant to Section 5.05.

1.31. Member.

“Member” means, except as otherwise provided in Article II, each Eligible Executive who has executed an initial Deferral Agreement as described in Section 2.01.

1.32.	Participating Company.

“Participating Company” means the Corporation and any company or corporation directly or indirectly controlled by the Corporation under Code Section 414(b) or (c), which the Administrator designates as eligible to participate in the Plan in accordance with Section 12.06(d).

1.33.	Plan.

“Plan” means the CSX Executives’ Deferred Compensation Plan, as amended from time to time.

1.34.	Plan Year.

“Plan Year” means the calendar year.

1.35.	Salary Deferrals.

“Salary Deferrals” means the amounts credited to a Member’s Account under Section 5.03.

1.36.	Salary Deferral Agreement.

“Salary Deferral Agreement” means a Deferral Agreement filed in accordance with the salary deferral program described in Article V.

1.37.	Stock Account.

“Stock Account” means the bookkeeping account maintained for each Member to record his or her deferral of Stock Awards or Alternative Compensation paid in Company Stock pursuant to Article VI. Except as otherwise determined by the Administrator, a Member may maintain no more than six separate Stock Accounts each with separate Distribution Timing Elections pursuant to Article VIII and/or Form of Payment Elections pursuant to Article IX. Reference to a Stock Account means any such separate Stock Account(s) or collectively all Stock Accounts, as the context requires.

A Member’s vested Enhanced 401(k) Credits and amounts credited to the Member’s Stock Account which are earned with respect to services rendered on and after January 1, 2021 shall be placed into a separate Stock Account that is different than amounts credited to a Member’s Stock Account which are earned with respect to services rendered before January 1, 2021.

A new and separate Stock Account will be created for amounts credited to a Member’s Stock Account and payable upon the Member’s separation from service which are earned with respect to services rendered on and after January 1, 2021.

1.38.	Stock Award.

“Stock Award” means an Award that is or will be payable in Company Stock issued pursuant to the CSX Stock and Incentive Award Plan (or its successor) or another of the Corporation’s stock incentive plans, including but not limited to performance shares and restricted stock but excluding gains attributable to the exercise of stock options and stock appreciation rights.

1.39.	Trust.

“Trust” means a grantor trust or trusts established by CSX which substantially conforms to the terms of the Internal Revenue Service model trust as described in Revenue Procedure 92-64, 1992-2 C.B. 422. CSX is not obligated to maintain or make any contributions to the Trust.

1.40.	Valuation Date.

“Valuation Date” means each business day of any calendar year on which the NASDAQ Stock Market is open.

ARTICLE II

MEMBERSHIP

2.01.	In General.

(a) An Eligible Executive shall become a Member as of the date the Member files his or her initial Deferral Agreement with the Administrator or receives his or her first Discretionary Credit or Enhanced 401(k) Credit. Such Deferral Agreement shall be effective for purposes of deferring an Award or Alternative Compensation or making Salary Deferrals only as provided in Articles IV and V.

(b) As a condition of membership, the Administrator may require such other information as the Administrator deems appropriate.

2.02.	Separation from Service; Re-employment.

(a) Membership shall not cease upon a Member’s separation from service. In the event that a Member separates from service with an Affiliated Company, such Member’s Salary Deferrals and Matching Credits with respect to any future earnings shall stop. Salary Deferrals and Matching Credits shall continue with respect to salary earned but not paid prior to such separation. No Discretionary Credits or Enhanced 401(k) Credits shall be awarded to a Member following such Member’s separation from service.

(b) In the event that a Member separates from service with an Affiliated Company such Member shall continue to be a Member of the Plan but shall not be eligible to elect to defer any portion of any Award or Alternative Compensation, provided, however, that deferral elections already effective with respect to Awards or Alternative Compensation shall remain in effect for amounts earned prior to such separation.

(c) Upon re-employment as an Eligible Executive a Member may, subject to Articles IV through VI and any waiting periods imposed under Code Section 409A, elect to make deferral elections under the Plan as to salary earned and payable in subsequent calendar years and as to Awards or Alternative Compensation as to which the last date to make a deferral election has not passed.

2.03.	Change in Status.

(a) In the event that a Member ceases to be an Eligible Executive with respect to Salary Deferrals but continues to be employed by an Affiliated Company, such Member’s Salary Deferrals and Matching Credits shall be void commencing as of the first calendar year after the date of such status change until such time as such Member shall once again become an Eligible Executive. All other provisions of his or her Salary Deferral Agreement shall remain in force and such Member shall continue to be a Member of the Plan. At such time as such Member again becomes and continues to be an Eligible Executive, such Member shall be eligible to make Salary and Alternative Compensation deferrals and to receive Matching Credits with respect to future calendar years. No Discretionary Credits or Enhanced 401(k) Credits shall be awarded to a Member following the date he/she ceases to be an Eligible Executive.

(b) In the event that a Member ceases to be an Eligible Executive with respect to the deferral of Awards or Alternative Compensation hereunder but continues to be employed by an Affiliated Company, such Member shall continue to be a Member of the Plan but shall not be eligible to defer any portion of an Award or Alternative Compensation commencing as of the first calendar year or performance period (as applicable) after the date of such status change until such time as such Member shall once again become an Eligible Executive. At such time such Member may elect to defer any future Award or Alternative Compensation such Member may be granted to the extent the election date has not passed and such Member is otherwise eligible under Section 4.01.

ARTICLE III

DEFERRAL AGREEMENTS

3.01.	Deferral Agreement.

A Deferral Agreement shall be in a form, including electronic form approved by the Administrator, which shall be the sole judge of the proper completion thereof. Such Agreement shall provide for the deferral of an Award or Alternative Compensation (or any income realized pursuant thereto) or for Salary Deferrals and may include such other provisions as the Administrator deems appropriate.

3.02.	Modification of Deferral Agreement.

A Member may elect to change, modify or revoke a Deferral Agreement only by filing a new Deferral Agreement in accordance with Articles IV or V.

ARTICLE IV

AWARD/ALTERNATIVE COMPENSATION DEFERRAL PROGRAM

4.01.	Filing Requirements.

(a) With respect to an Award made for a calendar year, Fiscal Year or multiple such years and determined and paid in the following or a later calendar year or Alternative Compensation earned in a calendar year, Fiscal Year or multiple such years, an Eligible Executive may elect, subject to Section 4.02(a) to defer all or a portion of such Award or Alternative Compensation, if any. Such election shall be made by filing an Award Deferral Agreement or Alternative Compensation Deferral Agreement with the Administrator on or before the close of business on the last non-holiday business day of the calendar year or Fiscal Year preceding the first calendar year or Fiscal Year, as applicable, to which the Award or Alternative Compensation relates or such earlier date as may be specified by the Administrator (or, such later date as may be authorized by the Administrator, in the case of performance-based compensation as defined under Code Section 409A based on a performance period of at least 12 months, provided that the Eligible Executive performs services continuously from the later of the beginning of the applicable performance period or the date upon which the performance criteria with respect to such Award or Alternative Compensation are established through a date no earlier than the date upon which the Eligible Executive makes a deferral election with respect to such Award or Alternative Compensation). Deferral elections with respect to such performance-based compensation must, in all events, be made no later than the date that is six months before the end of the performance period. Further, in no event may an election to defer performance-based compensation be made after any portion of such compensation has become substantially certain of being paid and readily ascertainable. Deferral elections relating to Awards or Alternative Compensation shall be in whole percentages.

(b) Notwithstanding Section 4.01(a), an individual who first becomes an Eligible Executive (but not a re-employed Eligible Executive) may, at the sole discretion of the Administrator or its designated appointee, be given the opportunity to elect, subject to Section 4.02(a), to defer all or a portion of any portion of an Award or Alternative Compensation earned after such election. Such election shall be made by filing an Award Deferral Agreement or Alternative Compensation Deferral Agreement within 30 days of the date the individual initially becomes an Eligible Executive.

(c) An Eligible Executive’s election to defer all or a portion of an Award or Alternative Compensation shall become effective on the last day that such deferral may be elected under Section 4.01(a) or (b) and once effective shall not be revoked or modified. This election shall remain in effect for subsequent calendar years or Fiscal Years (as applicable) until such time as the Member files a new Award Deferral Agreement or Alternative Compensation Deferral Agreement for a subsequent calendar year or Fiscal Year with the Administrator.

4.02.	Amount of Deferral.

(a) The Administrator in its discretion, may establish such maximum limit on the amount of an Award or Alternative Compensation an Eligible Executive may defer for a calendar year or Fiscal Year as the Administrator deems appropriate, subject to Section 12.06(e). Such maximum limit shall appear on the Eligible Executive’s Award Deferral Agreement or Alternative Compensation Deferral Agreement or related communication for the applicable year.

(b) Notwithstanding Sections 4.01 and 4.02(a), for Awards or Alternative Compensation that are earned based upon a specified performance period (for example, an annual bonus), where a Member’s Deferral Election is made in the first year of eligibility but after the beginning of the performance period, the Deferral Election must apply only to the portion of the Award or Alternative Compensation attributable to services performed after such election. For this purpose, a Deferral Election will be deemed to apply to Awards or Alternative Compensation paid for services performed after the election if the Deferral Election applies to an amount equal to the total amount of the Award or Alternative Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election over the total number of days in the performance period.

4.03.	Credits to Accounts.

The amount of an Award or Alternative Compensation which an Eligible Executive has elected to defer shall be credited to the Eligible Executive’s Account on a date coincident with or as soon as reasonably practicable following the date the Award or Alternative Compensation would have been paid to the Eligible Executive.

4.04. Discretionary Credits.

The Corporation may, from time to time in its discretion, credit Discretionary Credits to any Member and furthermore to any of the Member’s Account(s) in any amount determined by the Corporation, subject to Section 12.06(e). Discretionary Credits shall vest in accordance with the vesting schedule(s) established by the Administrator at the time that the Discretionary Credit is made, subject to Section 12.06(e). The Corporation may, at any time, in its discretion, increase a Member’s vested interest in a Discretionary Credit, subject to Section 12.06(e). The portion of a Member’s Discretionary Credit balance that remains unvested upon his or her separation from service after the application of the terms of this Section 4.04 and applicable vesting schedule shall be forfeited.

ARTICLE V

SALARY DEFERRAL PROGRAM

5.01.	Filing Requirements.

(a) An individual who is an Eligible Executive may file a Salary Deferral Agreement with the Administrator, within such period and in such manner as the Administrator may prescribe so long as such election is made prior to the end of the calendar year preceding the calendar year for which it is to be effective.

(b) An individual who first becomes an Eligible Executive on or after the first day of a calendar year may file a Salary Deferral Agreement with the Administrator within 30 days of the date such individual becomes an Eligible Executive, in such manner as the Administrator may prescribe. For the avoidance of doubt, individuals may only be designated by the Administrator and become Eligible Employees as of the first day of any calendar quarter in a Plan Year.

5.02.	Salary Deferral Agreement.

(a) A Member’s Salary Deferral Agreement shall authorize a specified amount as a reduction in his or her base pay with respect to such Member’s Salary Deferrals under the Plan. Salary reductions shall be in whole percentages not to exceed 75% percent. The Agreement shall be effective for the first payroll period beginning (i) in the calendar year for which it is effective; or (ii) in the case of a first-time Eligible Executive, effective as of the first day of the month following the date a Salary Deferral Agreement is filed with the Administrator in accordance with Section 5.01(b).

(b) An Eligible Executive’s election under a Salary Deferral Agreement shall be effective on the last day such deferral election may be made under Section 5.01(a) or (b). A Salary Deferral Agreement once effective shall not be revoked or modified with respect to prior deferrals and shall remain in effect for subsequent calendar years until such time as the Member files a new Salary Deferral Agreement for a subsequent calendar year with the Administrator.

5.03.	Amount of Salary Deferrals.

On each pay date, or as soon as reasonably practicable thereafter, following the effective date of an Eligible Executive’s Salary Deferral Agreement, the Eligible Executive’s Account shall be credited with the Salary Deferral elected by the Eligible Executive.

5.04.	Withdrawals for Unforeseeable Emergencies.

In the event a Member makes a withdrawal for an unforeseeable emergency under Section 8.04 of the Plan, his or her Salary Deferrals under the Plan will cease with respect to unearned salary. The Member may apply to the Administrator to resume his or her Salary Deferrals with respect to payroll periods beginning on or after the January 1 following the date of cessation, at a time and in a manner determined by the Administrator; provided, that the Administrator shall approve such resumption only if the Administrator determines that the reason for the unforeseeable emergency no longer exists.

5.05.	Matching Credits.

(a) Members Hired or Rehired Prior to January 1, 2020. With respect to each eligible Member who (i) was hired or rehired by a Participating Company prior to January 1, 2020; and (ii) is eligible to participate in the CSX Pension Plan, Matching Credits shall be credited to the applicable Account(s) under this Section 5.05(a) on each pay date, or as soon as reasonably practicable thereafter. Such credits shall be equal to 100% of the first 1%, and 50% of the next 5% of the excess, if any, of (i) the Member’s Compensation for the applicable payroll period, over (ii) an amount equal to the compensation cap for the applicable calendar year under Section 401(a)(17) of the Code divided by the number of payroll periods applicable to the Member in such calendar year, deferred under the Plan for such pay period. Matching Credits shall be 100% vested at grant, unless the Administrator establishes and communicates vesting schedule(s) to the Member at the time that the Matching Credit is made, subject to Section 12.06(e). The Corporation may, at any time, in its discretion, increase a Member’s vested interest in a Matching Credit, subject to Section 12.06(e). The portion of a Member’s Matching Credit balance that remains unvested upon his or her separation from service after the application of the terms of this Section 5.05 and applicable vesting schedule shall be forfeited.

(b) Members Hired or Rehired On or After January 1, 2020. With respect to each eligible Member who (i) was hired or rehired by a Participating Company on or after January 1, 2020; or (ii) is not eligible to participate in the CSX Pension Plan, Matching Credits shall be credited to the applicable Account(s) under this Section 5.05(b) on each pay date, or as soon as reasonably practicable thereafter. Such credits shall be equal to (i) 100% of the first 1%, and 50% of the next 5% of the excess, if any, of (x) the Member’s Compensation for the applicable payroll period, over (y) an amount equal to the compensation cap for the applicable calendar year under Section 401(a)(17) of the Code divided by the number of payroll periods applicable to the Member in such calendar year, deferred under the Plan for such pay period; plus (ii) 100% of the first 1%, and 50% of the next 5% of the Member’s ICP Award deferred pursuant to an Award Deferral Agreement under the Plan for such pay period. Matching Credits shall be 100% vested at grant, unless the Administrator establishes and communicates vesting schedule(s) to the Member at the time that the Matching Credit is made, subject to Section 12.06(e). The Corporation may, at any time, in its discretion, increase a Member’s vested interest in a Matching Credit, subject to Section 12.06(e). The portion of a Member’s Matching Credit balance that remains unvested upon his or her separation from service after the application of the terms of this Section 5.05 and applicable vesting schedule shall be forfeited.

5.06. Enhanced 401(k) Credits.

With respect to each eligible Member who (i) was hired or rehired by a Participating Company on or after January 1, 2020; or (ii) is not eligible to participate in the CSX Pension Plan, as soon as reasonably practicable after the last day of the Plan Year, Enhanced 401(k) Credits shall be credited to any of the Member’s Account(s) in an amount equal to 3% of the excess, if any, of (a) the Member’s (i) Compensation for the Plan Year; plus (ii) ICP Award awarded during the Plan Year, over (b) an amount equal to the compensation cap for the applicable Plan Year under Section 401(a)(17) of the Code. Each Enhanced 401(k) Credit credited to a Member’s Account(s) shall be subject to a vesting schedule and shall become 100% vested after 3 Years of Service (as defined in the CSXtra), unless the Administrator establishes and communicates a different vesting schedule(s) to the Member at the time that the Matching Credit is made, subject to Section 12.06(e). The Corporation may, at any time, in its discretion, increase a Member’s vested interest in an Enhanced 401(k) Credit, subject to Section 12.06(e). The portion of a Member’s Enhanced 401(k) Credit balance that remains unvested upon his or her separation from service after the application of the terms of this Section 5.06 and applicable vesting schedule shall be forfeited.

Notwithstanding the foregoing, Enhanced 401(k) Credits earned with respect to services rendered by the Member on and after January 1, 2021, shall be credited to the Member’s Cash Account.

ARTICLE VI

STOCK DEFERRAL PROGRAM

6.01.	Stock Awards.

(a) An Eligible Executive who is eligible to receive a Stock Award or Alternative Compensation paid in Company Stock, the terms of which permit its deferral, may file with the Administrator an Award Deferral Agreement with respect to a Stock Award or Alternative Compensation paid in Company Stock, in accordance with Sections 4.01(a), (b), and (c) and subject to 4.02(b).

6.02.	Stock Account.

(a) A Member’s Stock Account will be created when the Member files his or her initial Award Deferral Agreement with respect to a Stock Award or Alternative Compensation paid in Company Stock. A Stock Account will be valued based on the performance of Company Stock. Stock Accounts may not be exchanged or diversified into other investment funds.

(b) A Member shall be eligible to file Distribution Timing Elections pursuant to Article VIII and Form of Payment Elections pursuant to Article IX with respect to the Member’s Stock Account. If a Member has not filed a Distribution Timing Election, distribution of the Member’s Stock Account will be made pursuant to Section 8.01. If a Member has not filed a Form of Payment Election, distribution of the Member’s Stock Account will be made pursuant to Section 9.01. Distributions from a Member’s Stock Account shall be made only in whole shares of Company Stock. Fractional shares will be distributed in cash.

6.03.	Dividend Equivalents.

Dividends Equivalents shall be credited in full and fractional notional shares to a Member’s Stock Account(s) as of the dividend payment date based on the number of notional shares in the Stock Account on the record date and calculated based on (a) the actual purchase price of Company Stock acquired to the extent shares are actually purchased by the Trustee for the Trust or a successor trust, or (b) the Average Price (through December 31, 2007), and the Closing Price (for all dates thereafter).

ARTICLE VII

MAINTENANCE OF ACCOUNTS

7.01.	Creation of Account.

(a) A Member’s initial Cash or Stock Account (as applicable) will be created at the time the Member files his or her first Deferral Agreement or receives his or her first Discretionary Credit or Enhanced 401(k) Credit.

(b) A Member shall be eligible to file Distribution Timing Elections pursuant to Article VIII and Form of Payment Elections pursuant to Article IX with respect to his or her Cash or Stock Account. If a Member has not filed a Distribution Timing Election with respect to the distribution of the Member’s Cash or Stock Account, such distribution will be made pursuant to Section 8.01. If a Member has not filed a Form of Payment Election with respect to the distribution of the Member’s Cash or Stock Account, such distribution will be made pursuant to Section 9.01.

7.02.	Adjustment of Account.

(a) As of each pay date, or as soon as reasonably practicable thereafter, each Cash Account shall be credited or debited with the amount of earnings or losses with which such Cash Account would have been credited or debited, assuming it had been invested in one or more investment funds, or earned the rate of return of one or more investment performance benchmarks, designated by the Administrator and elected by the Member, for purposes of measuring the investment performance of the Member’s Cash Account. Stock Accounts will be measured by notional shares of Company Stock and adjusted based on the value of the underlying Company Stock and credited with notional shares of Company Stock based on dividends declared as provided in Section 6.03 and adjusted for changes in capital structure in accordance with Section 18(a) (or successor provision) of the CSX Stock and Incentive Award Plan (or its successor plan).

(b) The Administrator shall provide one or more investment funds or indices to be used as benchmarks to measure the investment performance of Cash Accounts. The designation of any such investment funds or indices shall not require the Affiliated Companies to invest or earmark their general assets in any specific manner. The Administrator may change the designation of investment funds or indices from time to time, in its discretion, and any such change shall not be deemed to be an amendment reducing a Member’s accrued benefit under Section 11.01. Stock Accounts may only be invested in shares of Company Stock and may not be exchanged or diversified into other investment funds or indices as provided in Cash Accounts or otherwise.

7.03. Investment Performance Elections.

In the event the Administrator designates more than one investment fund or index of investment performance under Section 7.02, each Member shall file an initial investment performance election with the Administrator with respect to the investment of the Member’s Cash Account. The election shall designate the investment fund or funds or index or indices of investment performance, which shall be used to measure the investment performance of the Member’s Cash Account. The election shall be made within such time period and on such form as the Administrator may prescribe and shall be in whole percentages of the Member’s Cash Account balance or deferral. The election shall be effective as soon as practicable following the date the election is made. In the event a Member does not file an investment performance election, the Member’s Cash Account shall be credited with earnings and losses as if the Cash Account had earned the same rate of return as the fund or index designated by the Administrator as the default fund with respect to the CSXtra.

7.04. Changing Investment Performance Elections.

(a) A Member may change an investment election with respect to a Cash Account made pursuant to Section 7.03 by filing an appropriate electronic election in a manner prescribed by the Administrator. The election shall be effective as soon as practicable following the date the election is made.

(b) A Member may reallocate the current balance of the Member’s Cash Account, thereby changing the investment fund or funds or index or indices of investment performance used to measure the future investment performance of his or her existing Cash Account balance, by filing an appropriate election in a manner prescribed by the Administrator. Such notice shall be effective as soon as practicable following the date it is made. A Member may not reallocate the balance of his or her Stock Account.

(c) Notwithstanding the foregoing, to the extent that a Member is permitted to change his or her investment option relating to Company Stock, such Member shall be subject to trading or any other restrictions imposed (including but not limited to blackout periods in connection with Corporation earnings and/or material events) on such Member with respect to Company Stock or a phantom Company Stock Account.

7.05. Vesting of Account.

Except as set forth in Section 4.04, Section 5.05, and Section 5.06, each Member shall at all times be fully vested in the Member’s Cash or Stock Account, provided, however, that any underlying vesting schedule of a deferred Stock Award or Alternative Compensation shall continue to vest under the same vesting schedule.

ARTICLE VIII

DISTRIBUTION OF BENEFITS

8.01. Commencement of Distribution.

The distribution of the amounts credited to Member’s Cash or Stock Account (except as indicated below with respect to amounts credited to Members’ Cash and Stock Accounts which are earned with respect to services rendered on and after January 1, 2021) shall commence on the date that is one year following the Member’s separation from service with the Affiliated Companies, unless otherwise designated by the Member on a Distribution Election pursuant to Section 8.02.

Notwithstanding the foregoing, the distribution of the Member’s vested Enhanced 401(k) Credits and amounts credited to Members’ Cash and Stock Accounts which are earned with respect to services rendered on and after January 1, 2021, shall be paid in a cash single lump sum as soon as administratively practicable following the Member’s separation from service with Affiliated Companies (but in no event later than December 31 of the year of such separation from service), unless otherwise designated by the Member on a Distribution Election pursuant to Section 8.02.

8.02. Distribution Timing Election.

(a) A Member shall file with the Administrator a Distribution Timing Election at the time of his or her deferral election for the distribution amongst the options set forth in (i) through (v) below:

(i) A specified year. The Member’s age on June 30th of the specified year shall not exceed age 70 1⁄2. The Administrator may limit the number of “specified year” elections the Member may have.

(ii) Separation from service with the Affiliated Companies.

(iii) Separation from service with the Affiliated Companies plus one-year.

(iv) Later of (i) or (ii).

(v) Earlier of (i) or (ii).

In addition to the foregoing choices, a Member may also file with the Administrator a Distribution Timing Election at the time of his or her deferral an election to receive a distribution of his or her Cash or Stock Account in a lump sum as soon as administratively practicable after the end of the month in which such Administrator’s determination that the Member is Disabled.

For this purpose, a separation from service for a Member who is an employee will occur when the Member and the Affiliated Companies reasonably anticipate that (i) no further services will be performed by the Member after a certain date, or (ii) the level of bona fide services which the Member is expected to perform for the Affiliated Companies, as an employee or otherwise, is expected to permanently decrease to 20% or less of the average level of services performed by the Member during the immediately preceding 36 month period (or the Member’s entire period of service if less than 36 months). With respect to a Member who is or becomes an independent contractor, where a separation from service as an employee has not occurred before or as of the time of the Member’s assumption of the independent contractor role, separation from service will occur upon the expiration of all contracts with the Affiliated Companies, provided the contractual relationship has in good faith been completely terminated. Whether there has been a separation from service will be determined by the Administrator taking into account all of the facts and circumstances at the time of the separation from service in accordance with the guidelines described in Treasury Regulations Section 1.409-1(h).

(b) A Member shall file a Distribution Timing Election with respect to deferrals pursuant to a Deferral Agreement at the same time that such Deferral Agreement is filed as provided in Sections 4.01, 5.01, and 6.01. A Member may change a Distribution Timing Election at any time on or prior to the date by which any new or revised Deferral Agreement would have to be filed under Section 8.02, but such revised Distribution Timing Election shall be effective only with respect to amounts earned or with respect to Awards or Alternative Compensation relating to calendar years or Fiscal Years, as applicable, commencing subsequent to such revised Distribution Timing Election.

(c) Notwithstanding anything in Section 8.01 or 8.02 to the contrary, upon death of a Member, the balance of the Member’s Cash or Stock Account shall be distributed to his or her beneficiary in a lump sum within 60 days following the first notification of death to the Corporation (but in no event later than December 31 of the year following the year of death).

(d) Any Distribution Timing Election made in proper form by a Member shall be effective and distribution shall commence pursuant to such Distribution Timing Election. Any Distribution Timing Election not made in proper form shall be void.

8.03. Account Adjustment.

The obligations of the Corporation or any other Affiliated Company and the benefits due any Member, surviving spouse or beneficiary hereunder shall be reduced by any amount received in regard thereto under any trust or other vehicle maintained by such entities.

8.04. Distributions in the Event of Unforeseeable Emergency.

(a) While employed by the Participating Companies, a Member may, in the event of an unforeseeable emergency, as defined pursuant to Treasury Regulations Section 1.409A-3(i)(3), request a withdrawal from his or her Cash or Stock Account without filing a Distribution Timing Election under Section 8.02. The request shall be made in a time and manner determined by the Administrator, shall not be for a greater amount than the amount required to meet the unforeseeable emergency (including all applicable taxes thereon), and shall be subject to approval by the Administrator. The Administrator shall consider any requests for payment under this Section 8.04 on a uniform and nondiscriminatory basis and in accordance with the standards of interpretation described in section 409A of the Code and the regulations thereunder. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, no withdrawal may be made to the extent that such emergency is or may be relieved: (i) through reimbursement or compensation by available insurance or otherwise or (ii) by liquidation of the Member’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Any distribution on account of an unforeseeable emergency shall be first made on a pro rata basis from the Member’s Cash Accounts and then on a pro rata basis from the Member’s Stock Accounts. In the event a Member makes a withdrawal for an unforeseeable emergency under this Section 8.04(a), such Member’s deferrals shall cease for the balance of the calendar year or Fiscal Year, as applicable, following the Administrator’s approval as described in this Section 8.04(a).

(b) For purposes of this Section 8.04, severe financial hardship may include any of the following circumstances:

(i) illness or accident of the Member, the Member’s spouse or his or her dependents (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B);

(ii) the loss of the Member’s home or its contents due to casualty not covered by insurance; or

(iii) any other extraordinary and unforeseeable circumstances arising beyond the control of the Member and approved by the Administrator,

which would constitute an unforeseeable emergency with the contemplation of Treas. Reg. section 1.409A-3(i)(3).

8.05. Designation of Beneficiary.

A Member may, at a time and in a manner determined by the Administrator, designate a beneficiary and one or more contingent beneficiaries (which may include the Member’s estate) to receive any benefits which may be payable under this Plan upon his or her death. If the Member does not designate a beneficiary or contingent beneficiary, or if the beneficiary and the contingent beneficiaries do not survive the Member, such benefits shall be paid to the Member’s estate. A Member may revoke or change any designation made under this Section 8.05 in a time and manner determined by the Administrator.

8.06. Special Distribution Rules.

(a) Notwithstanding any provision of the Plan to the contrary and to the extent permitted under Code Section 409A, the Administrator shall make a lump sum distribution to a Member to the extent necessary to comply with a certificate of divestiture, as defined in Code Section 1043(b)(2).

(b) Notwithstanding any provision of the Plan to the contrary, the Administrator may, in its sole discretion which shall be evidenced in writing no later than the date of payment, elect to pay the value of the Member’s Cash and Stock Account upon initiation of installment payments in a single lump sum if the combined balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(l)(B), provided the payment represents the complete liquidation of the Member’s interest in the Plan and any other plan(s) required to be aggregated with the Plan under Code Section 409A.

8.07. Status of Account Pending Distribution.

(a) Pending distribution, a Member’s Cash Account shall continue to be credited with earnings and losses as provided in Section 7.02. The Member shall be entitled to change his or her investment elections under Section 7.03 or apply for withdrawals for unforeseeable emergencies under Section 8.04.

(b) Pending distribution, a Member’s Stock Account shall continue to be credited for earnings and losses based on Company Stock price and dividends and adjusted for changes in capital structure as provided in Sections 6.03 and 7.02(a) respectively.

8.08. Re-deferral Elections.

(a) A Member may make additional elections to defer (but not accelerate) the commencement date of payments elected under the Plan (“Re-deferral Election”) in accordance with the subsequent deferral election rules under Code Section 409A, provided that (i) a Re-deferral Election may not be effective for at least 12 months after the date on which it is filed; (ii) the additional deferral with respect to which such Re-deferral Election is made may not be less than five years from the date such distribution would otherwise have been made, except in the case of elections relating to distributions on account of death or Disability; and (iii) if such Re-deferral Election is to a specific year, such Re-deferral Election may not be made less than 12 months prior to the date of the first scheduled payment under the Distribution Election then in effect. Such Re-deferral Election shall be made on printed or electronic forms prescribed by the Administrator. Installment distributions shall be considered one distribution for purposes of Code Section 409A.

8.09. Change of Control Distributions.

Affected Members will receive distributions of any undistributed benefits of their entire Cash and Stock Account balance (except as indicated below with respect to amounts credited to Members’ Cash and Stock Accounts which are earned with respect to services rendered on and after January 1, 2021) in a lump sum as soon as administratively practicable following a Change of Control (but in no event later than December 31 of the year of such Change of Control).

For purposes of this Section 8.09 and Section 8.10 below, an “Affected Member” is any service provider or former service provider as to which there is a Change of Control relating to: (a) the corporation for which such Member is providing services at the time of a Change of Control; (b) a corporation which is liable for such payments to the extent of the services provided to such corporation or corporations by the Member or there is a bona fide business purpose for such corporation or corporations to be liable for such payments other than avoidance of Federal income tax; or (c) a corporation which is a majority shareholder of a corporation identified in (a) or (b) above or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (a) or (b) above.

Notwithstanding the foregoing, this Section 8.09 shall not apply to amounts credited to Members’ Cash and Stock Accounts, which are earned with respect to services rendered on and after January 1, 2021.

8.10. Separation from Service Distributions Following a Change of Control.

Affected Members who experience a separation from service during the 24-month period following a Change of Control will receive distributions of any undistributed benefits of their Cash and Stock Account balance relating to amounts credited to such Members’ Cash and Stock Accounts, which are earned with respect to services rendered on and after January 1, 2021, in a lump sum as soon as administratively practicable following the separation from service, subject to Section 9.02(c) (but in no event later than December 31 of the year of such separation from service).

ARTICLE IX

FORM OF PAYMENT

9.01. Form of Distribution.

Unless a Form of Payment Election is made pursuant to Section 9.02 below,

(a) a Member’s Cash Account (except as indicated below with respect to amounts credited to a Member’s Cash Account which are earned with respect to services rendered on and after January 1, 2021) shall be distributed to him or her, or in the event of his or her death to his or her beneficiary, in a cash single lump sum payment at the time provided in Section 8.01.

(b) a Member’s Stock Account (except as indicated below with respect to amounts credited to a Member’s Stock Account which are earned with respect to services rendered on and after January 1, 2021) shall be distributed to him or her, or in the event of his or her death to his or her beneficiary, in a single lump sum distribution of shares at the time provided in Section 8.01.

(c) Notwithstanding the foregoing, the distribution of the Member’s vested Enhanced 401(k) Credits and amounts credited to the Member’s Cash and Stock Accounts which are earned with respect to services rendered on and after January 1, 2021, shall be paid in a cash single lump sum as soon as administratively practicable following the Member’s separation from service with Affiliated Companies (but in no event later than December 31 of the year of such separation from service).

9.02. Form of Payment Election.

(a) A Member may make a Form of Payment Election to receive distribution of the Member’s Cash Account or Stock Account in semi-annual installments over a period not to exceed twenty (20) years or as a single lump sum payment. Effective as of January 1, 2021, if installment payments are elected, payments shall be made semi-annually, over a period not to exceed ten (10 years), as elected by the Member. Installments shall be determined as of each December 31 and June 30 and shall be paid as soon as administratively practicable thereafter. The amount of each installment shall equal the balance in each Account as of the Valuation Date of determination, divided by the number of remaining installments (including the installment being determined). If a Member dies before payment of the entire balance of his or her Account, the remaining balance shall be paid in a single sum to his or her beneficiary as soon as administratively practicable within 60 days following the first notification of death to the Corporation (but in no event later than December 31 of the year following the year of death). If a Member has elected to receive his or her Account in a lump sum upon Disability, upon determination of Member’s Disability by the Administrator before payment of the entire balance of his or her Account, the remaining balance of such Account shall be paid in a single sum to the Member as soon as administratively practicable after the end of the month following such determination. Lump sum payments shall be determined and paid as soon as administratively practicable following the end of the month in which the Member incurs the distributable event elected in a Distribution Timing Election under Section 8.02, based on the Valuation Date immediately preceding such distribution. Effective as of January 1, 2021, the Valuation Date for lump sum payments shall be June 30 of the year of distribution.

(b) A Form of Payment Election provided in this Section 9.02, with respect to a Deferral Agreement, shall be made in writing at the same time as the Distribution Election filed with respect to such Deferral Agreement, and may be changed at the same time and in the same manner as a Distribution Election may be changed, as provided in Section 8.02, regardless of whether the Distribution Election is changed.

(c) Notwithstanding any provision of the Plan to the contrary, in the case of a “specified employee,” as defined in Treasury Regulations Section 1.409A-1(i), benefits otherwise payable during the first six months following a separation from service shall be made (i) as soon as practicable (but in no event more than 90 days) after the end of the six-month anniversary of the specified employee’s separation from service (or, if earlier, the date of his or her death or Disability) or (ii) six months after each payment otherwise payable during such six-month period is due, in accordance with the election of the Administrator pursuant to Treasury Regulations Section 1.409A-3(i)(3). All such deferred distributions and any earnings thereon will be paid in a lump sum as soon as practicable (but in no event more than 90 days) after the end of such six-month period.

9.03. Installments and Withdrawals Pro-Rata.

In the event of any payment other than a single lump-sum, such as installment payment, or a withdrawal for an unforeseeable emergency, such payment or withdrawal shall be made on a pro-rata basis with respect to each separate Account’s underlying investment(s).

ARTICLE X

CLAIMS PROCEDURES

10.01. Filing Claims.

Any Member or beneficiary entitled to benefits under the Plan may file a claim for benefits with the Administrator in accordance with Sections 10.02, 10.03 and 10.04.

10.02. Notification to Claimant.

If a claim is wholly or partially denied, the Administrator will furnish written or electronic (in accordance with Department of Labor Regulations Section 2520.104b-1(c)) notification of the decision to the claimant within 90 days of receipt of the claim in a manner calculated to be understood by the claimant. Such notification shall contain the following information:

(a) the specific reason or reasons for the denial;

(b) specific reference to pertinent Plan provisions upon which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) a description of the Plan’s claims review procedures describing the steps to be taken and the applicable time limits to submit claims for review, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

If special circumstances require an extension of time for the Administrator to process the claim, the 90-day period may be extended for an additional 90 days. Prior to the termination of the initial 90-day period, the claimant shall be furnished with a written or electronic notice setting forth the reason for the extension. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination.

10.03. Review Procedure.

A claimant or his authorized representative may, with respect to any denied claim:

(a) request a full and fair review upon a written application filed within 60 days after receipt by the claimant of written or electronic notification of the denial of his claim;

(b) submit written comments, documents, records, and other information relating to the claim for benefits; and

(c) upon request, and free of charge, be provided reasonable access to and copies of documents and records and other information relevant to the claim for benefits.

The Benefit Appeals Officer shall provide claimant a review taking into account all comments, documents, records, and information submitted by the claimant relating to the claim without regard to whether the information was submitted or considered in the initial benefit determination. If the claimant (or his duly authorized representative) fails to appeal such action to the Benefit Appeals Officer in writing within the prescribed period of time, the Administrator’s adverse determination shall be final, binding, and conclusive.

Any request or submission must be in writing and directed to the Benefit Appeals Officer. The Benefit Appeals Officer will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of the findings.

10.04. Decision on Review.

The Benefit Appeals Officer will render a decision upon review no later than 60 days after receipt of the request for a claim review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. Written notice specifying the circumstances requiring an extension will be furnished to the claimant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. If the decision on review is not furnished to the claimant within the time limits prescribed above, the claim will be deemed denied on review.

ARTICLE XI

AMENDMENT OR TERMINATION

11.01. Right to Amend or Terminate.

(a) This Plan may be altered, amended, suspended, or terminated at any time by the Board or the Compensation Committee, provided, however, that no alteration, amendment, suspension, or termination shall be made to this Plan which would result in a reduction in benefits accrued through the date of such action. Further, the Board or the Compensation Committee may delegate its authority to take such actions by charter or otherwise.

(b) The Compensation Committee or its designee may terminate an Affiliated Company’s participation as a Participating Company in this Plan for any reason at any time.

(c) An Affiliated Company’s board of directors may terminate that Affiliated Company’s participation as a Participating Company for any reason at any time.

(d) In the event the Plan and related Deferral Agreements are terminated and to the extent allowed under Code Section 409A, each Member or Beneficiary shall receive a single sum payment, or, in the case of a Stock Account, a distribution in shares of Company Stock equal to the balance in his or her Stock Account. The single sum payment shall be made as soon as practicable following the date the Plan is terminated and shall be in lieu of any other benefit which may be payable to the Member or beneficiary under this Plan.

11.02. Uniformity of Action.

Notwithstanding anything in the Plan to the contrary, any action to amend or terminate the Plan must be taken in a uniform and nondiscriminatory manner with respect to similarly situated Members or beneficiaries.

ARTICLE XII

GENERAL PROVISIONS

12.01. No Funding.

Nothing contained in this Plan or in a Deferral Agreement shall cause this Plan to be a funded retirement plan. CSX may, in its sole discretion and to the extent such funding would not trigger a tax on affected Members under Code Section 409A(b)(3), fund one or more trusts to assist it in discharging its obligations hereunder. Neither the Member, his or her beneficiary, contingent beneficiaries, heirs or personal representatives shall have any right, title or interest in or to any funds of any Trust or the Affiliated Companies on account of this Plan or on account of having completed a Deferral Agreement. The assets held in any Trust shall be subject to the claims of creditors of the applicable Affiliated Companies, and the Trust’s assets shall be used to discharge said claims in the event of the applicable Affiliated Companies’ insolvency. Each Member shall have the status of a general unsecured creditor of the Affiliated Companies and this Plan constitutes a mere promise by the applicable Affiliated Companies to make benefit payments in the future.

Notwithstanding the foregoing, simultaneously with and following the occurrence of a Change of Control, the Corporation shall fully fund the benefits provided in this Plan in a Trust by contributing to the Trust cash in an amount such that the amount of cash in the Trust at any time shall as closely as possible equal the then aggregate amount of all of the Accounts. Members shall be general creditors of the Corporation with respect to payment of any benefit under the Plan.

12.02. Obligation.

To the extent reflected by resolutions of the applicable boards of directors, obligations for benefits payable by the applicable Affiliated Companies under this Plan shall be joint and several.

12.03. No Contract of Employment.

The existence of this Plan or a Deferral Agreement does not constitute a contract for continued employment between an Eligible Executive or a Member and an Affiliated Company. The Affiliated Companies reserve the right to modify an Eligible Executive’s or Member’s remuneration and to terminate an Eligible Executive or a Member for any reason and at any time, notwithstanding the existence of this Plan or a Deferral Agreement.

12.04. Taxes.

All applicable FICA, RRTA or other employment taxes due on deferrals under this Plan shall be withheld from non-deferred salary, Awards, Alternative Compensation or other earnings. All payments under this Plan shall be net of an amount sufficient to satisfy any federal, state or local income tax withholding requirements or employment taxes.

12.05. Nonalienation.

Except to the extent otherwise required by law, the right to receive any benefit under this Plan may not be transferred, assigned, pledged or encumbered by a Member, beneficiary or contingent beneficiary in any manner and any attempt to do so shall be void. No such benefit shall be subject to garnishment, attachment or other legal or equitable process without the prior written consent of the Affiliated Companies.

12.06. Administration.

(a) The Administrator of the Plan shall be responsible for the general administration of the Plan, claims review, and for carrying out its provisions. Administration of the Plan shall be carried out consistent with the terms and conditions of the Plan.

(b) The Administrator shall have sole and absolute discretion to interpret the Plan, determine eligibility for and benefits due hereunder. Decisions of the Administrator regarding benefits under the Plan shall at all times be binding and conclusive on Members, their beneficiaries, heirs and assigns.

(c) Prior to paying any benefit under this Plan, the Administrator may require the Member, beneficiary or contingent beneficiary to provide such information or material as the Administrator, in the Administrator’s sole discretion, shall deem necessary for the Administrator to make any determination it may be required to make under this Plan. The Administrator may withhold payment of any benefit under this Plan until the Administrator receives all such information and material and is reasonably satisfied of its correctness and genuineness. The Administrator shall provide adequate notice in writing to any Member, beneficiary or contingent beneficiary whose claim for benefits under this Plan has been denied, setting forth the specific reasons for such denial. A reasonable opportunity shall be afforded to any such Member, beneficiary or contingent beneficiary for a full and fair review by the Administrator of the Administrator’s decision denying the claim. The Administrator’s decision on any such review shall be final and binding on the Member, beneficiary or contingent beneficiary and all other interested persons. All acts and decisions of the Administrator shall be final and binding upon all Members, beneficiaries, contingent beneficiaries and employees of the Affiliated Companies.

(d) The Administrator in its sole discretion and upon such terms as it may prescribe, may permit any company or corporation directly or indirectly controlled by the Corporation to participate in the Plan.

(e) Notwithstanding anything to the contrary, the following decisions and actions by the Corporation or the Administrator under the Plan shall be made and carried out only with prior notice to the Compensation Committee:

(i) designation of any compensation as a new Award type eligible for deferral under Section 10.7 or as Alternative Compensation under Section 1.04 or the establishment or change of the maximum amount of such Award types or Alternative Compensation that may be deferred under the Plan, in each case for a Section 16 person, as determined by the Corporation; and

(ii) determination of Discretionary Credits and the vesting and changes in vesting of such Discretionary Credits under Section 4.04, Matching Credits under Section 5.05 or Enhanced 401(k) Credits under Section 5.06, in each case for a Section 16 person, as determined by the Corporation.

(f) The Administrator shall notify the Compensation Committee by way of an appropriate periodic update in the event of any action taken without the approval of the Compensation Committee to materially change or expand the terms or eligibility under this Plan.

12.07. Impact of Future Legislation or Regulation.

(a) This Section 12.07 shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Member to include in his or her federal gross income amounts accrued by the Member under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder.

(b) Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (c) below, as of an Early Taxation Event, the feature or features of this Plan, or the election by a Member that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Member from being required to include in his or her federal gross income amounts accrued by the Member under the Plan prior to the date on which such amounts are made available to him hereunder. If only a portion of a Member’s Cash or Stock Account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Cash or Stock Account not so affected being subject to such rights and features as if the law were not changed. If the law only impacts Members who have a certain status with respect to a Participating Company, then only such Members shall be subject to this Section.

(c) Notwithstanding Section 12.07(b) above, if an Early Termination Event occurs, the amount that is required to be included in income, as a result of a compliance failure under Code Section 409A and the regulations promulgated thereunder, shall be distributed to the affected Member as soon as practicable following such Early Taxation Event.

(d) Notwithstanding Sections 12.04 and 12.07(b) above, if an Early Taxation Event occurs, to the extent an amount is includable in income as a result of a compliance failure under Code Section 409A or otherwise before such amount is distributable under the Plan, an amount equal to the total employment taxes on the Early Taxation Event and any applicable federal, state, local or foreign income tax withholding attributable to the payment of such amounts required to be withheld or paid and the income taxes required to be withheld thereon, shall be distributed to the affected Member or paid to the appropriate taxing authority as soon as practicable following such Early Taxation Event in accordance with Code Section 409A.

12.08. Construction.

(a) The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Florida to the extent not preempted by federal law.

(b) The masculine pronoun means the feminine wherever appropriate.

(c) The captions inserted herein are inserted as a matter of convenience and shall not affect the construction of the Plan.

Certificate

CSX Executives’ Deferred Compensation Plan

I, Diana B. Sorfleet, the Executive Vice President and Chief Administrative Officer of CSX Corporation, hereby certify that the CSX Executives’ Deferred Compensation Plan, as amended and restated effective as of January 1, 2021, attached hereto and made a part hereof, was adopted by me on the date specified below.

This action is taken by me on behalf of CSX Corporation, pursuant to delegations of authority to my position by the Compensation Committee on July 10, 2012 and July 10, 2019, which delegations remain in full force and effect as of the date of this certificate.

CSX Corporation

/s/ Diana B. Sorfleet
Diana B. Sorfleet
Executive Vice President and
Chief Administrative Officer

Dated: December 14, 2020